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                                                                    Exhibit 99.1




PROGRAM SAFEGUARDS                                         MEDICARE    (LOGO)
===============================================================================
BENEFITS INTEGRITY

                                            532 Riverside Avenue * P.O. Box 2078
                                                     Jacksonville, FL 32231-0048

November 10, 1998                                            CERTIFIED MAIL
                                                        RETURN RECEIPT REQUESTED
AMERIPATH FLORIDA, INC.
6061 NE 14TH AVENUE                                           NOV 18 1998
FT. LAUDERDALE FL 33345-7615
                                                             REFUND REQUEST
                                                          FCN # 9083141190100
RE:  AMERIPATH FLORIDA, INC., L8328


Dear Provider:

An Operation Restore Trust Team comprised of representatives from the Health Care Financing Administration (HCFA), Florida Medicaid, Agency for Health Care Administration (AHCA) Survey and Certification, and our organization conducted an onsite review of Ameripath Florida (L8328) (hereinafter referred to as Ameripath) on April 3, 1997. In the course of that review, a statistically valid random sample of services to 30 Medicare beneficiaries between January 1, 1996, and December 31, 1996, was drawn. The records pertaining to services rendered to the beneficiaries were requested from Ameripath, including test results and order/requisition forms. Medical charts/records were requested from the ordering physicians. A total of 155 services were reviewed by our staff to determine whether payment for these services was appropriate.

During the review period, Ameripath was paid a total of $8,469,893.72 in Medicare Funds. Upon completion of the Comprehensive Medical Review (CMR), we determined that Ameripath was overpaid a total of $2,953,369.45 for 1996 services. This overpayment amounts to 35 percent of Ameripath's total Medicare payments for the specified time period.

Attached you will find a copy of the CMR findings (Enclosure 1). The review findings are detailed for each beneficiary and for all services. The basis or reason for each denial is shown. Specific findings from our review include:

* A total of 83 services out of 155 total services were billed using procedure code (88305) and 99 percent of the services reviewed were reduced to procedure code (88304) which is the correct procedure for the service rendered.

* A total of 12 services were totally denied due to the lack of medical documentation in the records.

Enclosure 2 details our, and HCFA's, attempts to obtain additional medical documentation required to complete our comprehensive medical review from the physicians who ordered test(s) for the sample beneficiaries.

We have been instructed by HCFA to notify Ameripath of this overpayment and its intent to recoup it. Authority for this action is found at 42 CFR405.371(a)(2), which states that Medicare payments may be recouped, in whole or in part, if we or HCFA have determined that the provider has been overpaid.








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BASIS FOR RECOVERING MONIES:

We have determined that the Medicare Part B program overpaid Ameripath in the amount of $2,953,369.45 and a refund for that overpayment is now requested. A refund is being requested based on a sample of claims reviewed. The medical review findings and a patient listing for each sample case is attached (Enclosure 3) along with an itemization of the services at issue. If patients have paid you more than the amount noted in "Patient Liability" column of the attached document, please contact them to settle their account. The patient will be notified of any refund due.

We are required to determine if you are liable for refunding this overpayment. We make this decision based on Section 1870 of the Social Security Act. Under this provision you are liable for accepting an overpayment if you could be expected to know this overpayment existed. We find you liable because you accepted the payment for services that were either not ordered by a physician, not adequately documented, or not medically necessary. Therefore, you are liable for refunding any identified overpayment.

Section 1833(e) of the Social Security Act places the burden on the provider to furnish information as may be necessary to determine if payment is due and the amount of payment. You are responsible for knowing that you must provide documentation to support the services you bill to Medicare. You were also notified of this requirement in the September/October 1992 MEDICARE PART B UPDATE!. This article indicated that "[T]he provider is responsible for maintaining and/or supplying any documentation that identifies the historical as well as physical findings that would warrant reimbursement for services rendered." You did not provide this information for numerous services. Because you accepted payment for services that lacked evidence of medical necessity, you are held liable for the overpayment and your liability is not limited by Section 1870 of the Social Security Act.

Section 1879 of the Social Security Act permits Medicare payments to be made on behalf of a beneficiary to a physician/supplier who has accepted assignment for certain services that would otherwise not be covered under Medicare, if neither beneficiary nor the physician/supplier knew, or could have been expected to know that the services were not covered. The services affected by this provision are those which are not reasonable and necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member.

After reviewing the issues we have determined that you knew, or could have been expected to know, that these services were not covered or not medically reasonable and necessary. Therefore, you are held liable for this overpayment. Our records show that we published guidelines applicable to our findings in issues September/October 1992, pg. 12; July/August 1995, pg. 8; March/April 1995, pg. 20; September/October 1995, pp. 8 and 28-29; October 1996 Special Issue, pp. 24-36 and November/December 1996, pp. 6-8 and 21 of the MEDICARE PART B UPDATE. Special Notice to Florida clinical laboratories dated September 1995. Copies of these articles are attached to Enclosure 1.







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ESTIMATION OF 1997 OVERPAYMENT


Based upon our review of 1996 services, we believe that an overpayment likely exists for 1997 as well. Therefore, in the near future we may be presenting a request for records to Ameripath, in order to perform a limited review of a sample of 1997 services. From this limited review, we will present Ameripath with an option for a Settlement Agreement that, if accepted, would make further review of 1997 claims unnecessary. You will be informed of further developments on this point at a later date. An example of a settlement agreement which describes the three consent settlement options you would have is shown as Enclosure 4. If you have no interest in such a Settlement Agreement, please let us know immediately.

HOW TO REMIT A REFUND

You may remit the entire amount for 1996 in one payment. Please make the check payable to Medicare Part B and return a copy of this letter with the payment to: MEDICARE PART B, FINANCIAL SERVICES, P.O. BOX 44141, JACKSONVILLE, FLORIDA 32231. If it would be inconvenient to refund this amount within 30 days, you may wish to seek a private or commercial loan to satisfy this obligation. If you are unable to comply with the above, we are authorized to consider repayment in installments based on financial hardship.

If you do not refund the overpayment within 30 days from the date of this letter, we will take the following steps:

o Interest will accrue at an annual rate of 13.50% on the outstanding balance. In accordance with the provisions of Section 1833(j) of the Tax Equity and Fiscal Responsibility Act and 42 CFR 405.376, Blue Cross and Blue shield of Florida is required to charge interest on this account. You will not be assessed any interest if payment is received within 30 days. After this 30 day period, interest will be assessed for the first 30-day period, and will continue for each 30 day period or portion thereof for which no payment is received.

o On DECEMBER 20, 1998, we will automatically begin to offset the overpayment amount against any pending or future assigned claims. Offset payments will be applied to the accrued interest first and then to the principal. If you believe that offset should not be put into effect, submit a statement within 15 days of the date of this letter to the above address, giving the reasons why you feel that this action should not be taken.

Please note that under Section 1128(b)(6) of the Social Security Act, a physician or other entity who has furnished services or supplies which are determined to substantially in excess of the needs of individuals or to be of a quality which fails to meet professionally recognized standards of health care may be excluded from the Medicare and other health care programs. This can be applicable to services a physician provides or services that he orders but which are provided by other individuals or entities including clinical laboratory procedures.
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APPEAL RIGHTS

If you do not agree with the findings upon which the overpayment is based, you may request a hearing. You must be contesting at least $100.00 in benefits to qualify for a hearing. You may combine amounts denied on other claims you have had reviewed to meet the $100.00 requirement. This includes re-opened reviews if you received a revised decision. You must appeal each claim on time.

If you choose a hearing, the request must be submitted in writing. The hearing will be held by a Hearing Officer. You may submit more information, to be considered by the Hearing Officer, to support your claim. You may participate in the hearing in person or send someone to represent you for the In-Person Hearing proceedings. You do not have to appear in person. You may also have a Telephone Hearing. This lets you and your witnesses testify, and it may be more convenient. However, you do not have to testify. If you do choose to have an In-Person Hearing, let us know who will attend.

Regardless of the kind of hearing you request, the Hearing Officer will first decide the claim based on the evidence in the file instead of holding a hearing. We call this an "On The Record" decision, and the Hearing Officer will send you the decision. If you do not agree with this decision, and you had asked for either a Telephone Hearing or an In-Person Hearing, we will provide you with that hearing. It will be held by a new Hearing Officer. The "On the Record" decision will have no effect on this Hearing.

If you decide to request a hearing, please submit your written request to:

         MEDICARE HEARINGS
         P.O. 45156
         JACKSONVILLE, FLORIDA 32232-5156

If you do not file a request for a hearing within six(6) months, our refund request will become final. YOU WILL NOT BE ABLE TO APPEAL THIS REFUND AT A LATER TIME.

A request for a review or hearing will not prevent our actions to recoup the overpayment. If the results of the appeal are in your favor, we will refund any excess amount withheld through the recovery of monies refunded.

For copies of the applicable laws and regulations, please contact us at the address above. If you have any questions concerning the recoupment of payment, please let me know.

Carefully review all enclosed materials. Please take all necessary actions to correct inappropriate practices described on the attachments. If the pattern of practice is not corrected, the Carrier will take further action.


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If you have any questions concerning the:

o   Medical Review Findings or Overpayment Calculation, please write to the:
    MEDICARE PART B, FRAUD AREA, P.O. BOX 45087, JACKSONVILLE, FLORIDA 32231.

o Arrangements for repayment, requests for an extended repayment period, interest or offset, please write to the Financial Services Area at: MEDICARE PART B, FINANCIAL SERVICES AREA, P.O. BOX 44141, JACKSONVILLE, FLORIDA 32231.


Sincerely,

/s/ Karen A. Monson

Karen A. Monson, Director
Medicare Program Safeguards



Attachments